Exhibit 99.1

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Carla Haugen, Director of Investor Relations
(612) 291-6115 kelly.groehler@bestbuy.com	(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy Authorizes $5.5 Billion Share Repurchase Program and 30% Dividend Increase;
Company Expands North American Store Outlook

MINNEAPOLIS, June 27, 2007 – The Board of Directors of Best Buy Co., Inc. (NYSE:BBY) has approved several shareholder value initiatives. Specifically, the company approved a new $5.5 billion share repurchase program, which terminates and replaces the current share repurchase program, and increased its dividend by 30 percent. In addition, the company raised its new store potential in the United States for Best Buy superstores by 40 percent.

“We have a tremendous amount of optimism in our long-term growth prospects and the capabilities of our employees,” said Brad Anderson, vice chairman and CEO of Best Buy. “Our 41 years of proven success, our strong balance sheet and our belief in our employees afford us the opportunity to fund multiple avenues of value creation at once. We are confident in our business strategy, based on our expanding market share and rising customer satisfaction levels. It is very rewarding to see so much opportunity for customer growth in front of us, particularly in our core U.S. market.”

Best Buy Board of Directors Authorizes $5.5 Billion Stock Repurchase Program

Based upon the company’s anticipated future earnings and cash flow, its strong balance sheet, and the planned capital needed for the company’s growth plans, the Board of Directors of Best Buy has authorized the establishment of a new, $5.5 billion share repurchase program. The new program terminates and replaces the company’s prior $1.5 billion share repurchase program, which was announced on June 21, 2006.

Best Buy has used a portion of this new share repurchase program immediately to execute an accelerated share repurchase (ASR) program, with Goldman Sachs as the counterparty, for the repurchase of $3.0 billion of common stock no later than February 2008. The exact number of repurchased shares will be determined at the conclusion of the agreements. The majority of the impact of the ASR will be included in the company’s share count by the end of July. Combined with the $462 million of share repurchases to date, the company will have purchased nearly $3.5 billion of stock in fiscal 2008. Both Goldman Sachs and JP Morgan advised Best Buy in respect to the ASR program.

The company expects to fund this $3.0 billion ASR program through cash, short-term investments and interim borrowing. The company also expects to retire its existing $200 million credit facility and to replace it with a committed, $2.0 billion five-year revolving credit facility to be used for general corporate purposes.

The remaining $2.5 billion available under the new share repurchase program is expected to be utilized subject to business results, market conditions and Board approval.

“We view capital allocation as a portfolio of investments driving both near-term and long-term shareholder value. We believe our company is one of the best investments available today because we are confident in our employees’ abilities to deliver terrific customer experiences,” said Darren Jackson, executive vice president and CFO. The company’s market capitalization as of June 26, 2007, was approximately $21.3 billion.

The new share repurchase program is expected to produce a myriad of long-term benefits to drive shareholder value. The program preserves the company’s ability to grow while decreasing the cost of capital and increasing return on invested capital. The company expects this new repurchase program to have a modest benefit on the fiscal 2008 diluted earnings per share. Specifically, the lower share count will be offset by a reduction in net interest income related to lower cash and investment balances and interest on interim borrowing. In addition, the company expects an increase in the company’s effective tax rate to approximately 37 percent for the fiscal year as a result of the planned sale of tax-advantaged short-term investments.

Best Buy had 473.9 million shares of common stock issued and outstanding as of June 2, 2007. The company reported cash, cash equivalents and short-term investments totaling $2.8 billion as of the same date.

Company Increases Dividend 30 Percent

The Board of Directors also announced its intention to increase the company’s quarterly cash dividend to 13 cents per common share, a 30-percent increase compared with the existing dividend of 10 cents per common share. The change will be effective with the quarterly dividend which, if authorized, would be payable on Oct. 30, 2007, to shareholders of record as of Oct. 9, 2007.

Best Buy paid its first cash dividend in December 2003 and has increased the dividend annually since then.

U.S. Best Buy Store Outlook Increases 40 Percent

The company also said the number of stores could now approach 1,800 in the United States and Canada, up from its prior growth plan of 1,400 stores. This new total assumes 1,400 U.S. Best Buy superstores, up from 1,000 previously; at least 200 Canadian superstores (including both Future Shop and Best Buy stores); and up to 200 Pacific Sales stores. Furthermore, the company remains committed to expansion in China via both the Five Star and Best Buy brands. The company currently operates 852 U.S. Best Buy stores, 47 Canada Best Buy stores, 122 Canada Future Shop stores and 14 U.S. Pacific Sales stores. On average, the company has historically increased North American square footage by approximately 10 percent per year.

“We continue to generate strong returns on new store openings, and we’re growing our market share with our customer-focused strategy,” said Brian Dunn, president and chief operating officer. “We intend to press this advantage in the marketplace.  We firmly believe we can extend our new store runway, profitably, because we’ll continue to focus on three things: improving how well we serve existing customers, attracting new customers and enhancing our store profit model.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 2, 2007. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through approximately 1,200 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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